Exhibit 10.1

August 13, 2020

Jeffrey L. Gendell

One Sound Shore Drive, Suite 500

Greenwich, CT 06830

Dear Mr. Gendell

This letter is to clarify your position as Interim Chief Executive Officer of IES Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”) as regular, exempt, full-time employment at a bimonthly salary of $25,000, payable on the 15th and last day of each month, which annualized would equate to $600,000. As an employee of the Company, you will not be eligible to receive any additional compensation for your service on the Board of Directors of the Company. A Company laptop, mobile phone, and corporate credit card will be provided for business purposes. Your start date was effective as of July 31, 2020.

Your responsibilities include all aspects of the Interim Chief Executive Officer function, supporting the Company. Travel will be required for this position.

With respect to benefits, you will be eligible to participate in the Company’s medical, vision, dental and other benefits programs, as well as 401(k) Retirement Savings Plan. Your enrollment packet will be sent to your home address before the date you become eligible for benefits, which will be October 1, 2020.

Please indicate your acceptance of these terms by signing the below Confirmation of Acceptance and returning it to me by email. If you should have any questions concerning the above, please contact me at (917) 334-0030. We look forward to the great opportunities that are ahead of us and the contributions you will make.

Sincerely,

/s/ Mary Newman

Mary Newman

General Counsel and Corporate Secretary

CONFIRMATION OF ACCEPTANCE

This offer letter is intended to clarify the terms of my employment with the Company. Nothing in this letter should be considered as altering the employment at-will relationship or creating an express or implied contract or promise.

Accepted this 13th day of August, 2020

/s/ Jeffrey L. Gendell

Jeffrey L. Gendell